Exhibit 10.1

EMPLOYEE SEPARATION AND RELEASE

This release confirms the terms of your separation from employment with Gastar Exploration, Inc. (the “Company”) and Insperity PEO Services, L.P. (“Insperity”).

You are entitled to a bonus payment as previously agreed to between you and the Company, which will be paid to you, less required withholdings, in accordance with the Company’s normal practice regarding the payment of a bonus. The bonus payment will be paid even if you choose not to sign this release and you have notified the Company of your decision not to sign. You understand that this payment is due solely from the Company and that Insperity has no obligation to make the payment, even though it may be processed through Insperity.

The Company has vested you in 89,080 performance based shares, before tax forfeitures, on January 30, 2016, representing all shares due you under that plan.

Except as stated above, you agree that you have been paid all wages, salary, bonuses, commissions, expense reimbursements, and any other amounts that you are owed, if any. You also agree that you have been paid what you are owed for any vacation time, sick time, paid time off or paid leave of absence, or in connection with any severance or deferred compensation plan, if eligible, and that you have been given all time off to which you were entitled under any policy or law, including but not limited to leave under the Family and Medical Leave Act.

The Company will also pay you a lump-sum payment of FIVE HUNDRED TWENTY-FIVE THOUSAND and 00/100 DOLLARS ($525,000.00), less required withholdings, in connection with your separation from the Company and Insperity. In addition, the Company will accelerate the vesting of your 111,590 restricted shares, before tax forfeitures, on January 30, 2016. You agree that this payment and the accelerated vesting is something of value and that you are not already entitled to payment of this additional compensation and the accelerated vesting of your shares.

The Company will also reimburse you COBRA premiums to continue your coverage under the Insperity Group Health Plan, should you be eligible for and elect COBRA coverage (equal to the amount paid during your employment) until the earlier of (a) 18 months from the effective date of termination of employment; (b) the date on which you commence regular, full-time employment pursuant to which you are eligible for health and dental insurance; or (c) the date on which you become ineligible to receive COBRA benefits. Please note that it is solely your responsibility to enroll in COBRA and to make the monthly premium payments on a timely basis. If you do not timely enroll in and pay for COBRA, you will not be eligible to receive COBRA reimbursement. You can submit a request for reimbursement to the Company within ninety (90) days after each premium payment is made. The Company will reimburse you within 20 days of receipt of your request.

You agree that the additional compensation to be paid under this release is due solely from the Company and that Insperity has no obligation to pay the additional compensation, even though its payment may be processed through Insperity.

You are solely responsible for any and all tax obligations or other obligations under federal and/or state law pertaining to the receipt of the additional compensation in this release,

and you hereby agree to hold the Company and Insperity and their respective affiliates harmless from any and all liability relating to such obligations.

In exchange for providing you with this additional compensation, you agree to fully release the Company and Insperity and their respective current and former parent companies, subsidiaries, and other affiliated companies as well as any of their respective current and former insurers, directors, officers. agents, shareholders, and employees (collectively, the “Released Parties”) from any claims you may have against them as of the date you sign the release, whether such claims arise from common law, statute, regulation, or contract. This release includes but is not limited to rights and claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, and any state leave or workers’ compensation retaliation law. By accepting the additional compensation, you have agreed to release the Released Parties from any liability arising out of your employment with and separation from the Company and Insperity, including any payment or benefit under the Employment Agreement between you and the Company, dated June 19, 2014 (the “Employment Agreement”). This would include, among other things, claims alleging breach of contract, defamation, emotional distress, harassment, retaliation, or discrimination based on age, gender, race, religion, national origin, disability or any other status under local, state, or federal law.

RIGHTS RESERVED: This release does not prevent you from pursuing any workers’ compensation benefits to which you may be entitled. This release does not prevent you from filing an administrative charge or participating in an investigation before any governmental agency charged with enforcement of any law, including, but not limited to, the Equal Employment Opportunity Commission, any similar state or local agency, or the National Labor Relations Board. This release does not prevent you from engaging in any concerted activity for the purpose of collective bargaining or other mutual aid and protection. You do agree, however, that by signing this release, you waive any right to recover monetary damages or other individual relief in connection with any such charge you file or investigation in which you participate.

You agree that this release does not alter any agreements or promises you made prior to or during your employment concerning intellectual property, confidentiality, non-solicitation, or non-competition, including, but not limited to, your Employment Agreement.

You agree that you are the only person who is able to assert any right or claim arising out of your employment with or separation from the Company and Insperity. You promise that you have not assigned, pledged or otherwise sold such rights or claims, nor have you relied on any promises other than those contained in this release.

You agree that neither this release nor the payment of the additional compensation being offered to you for this release is an admission by the Company or Insperity of any liability or unlawful conduct of any kind. You agree that the additional compensation being offered in exchange for your release of claims and rights is sufficient.

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You agree that you will not seek employment with either the Company or Insperity in the future. Both the Company and Insperity have reserved the right to waive this restriction independent of each other.

You agree not to disparage the Company or to do anything that portrays the Company, its products or personnel in a negative light or that might injure the Company’s business or affairs. This would include, but is not limited to, disparaging remarks about the Company as well as its shareholders, officers, directors, employees, agents, advisors, partners, affiliates, consultants, products, formulae, business processes, corporate structure or organization, and marketing methods. Nothing in this paragraph affects your rights under the paragraph in this release entitled “Rights Reserved.”

You agree to return to the Company, before you sign this release, all property belonging to either the Company or Insperity. This would include, for example, documents, files, forms, customer information and lists, confidential business information, keys, computer equipment such as laptop computers and printers, electronic equipment, cell phones and similar handheld devices, pagers and Company-issued credit cards.

You agree to keep this release strictly confidential and not to discuss its terms or existence with any person, except with your immediate family, tax preparers, and attorneys, provided that any person with whom you discuss the release also agrees to keep it confidential. You agree to assume responsibility for any such person’s confidentiality obligations. You may, however, fully respond to questions from governmental entities or discuss this release if required to do so by law.

You agree that, if you violate the terms of this release, you will reimburse the Released Parties for any attorneys’ fees, costs, or other damages arising from your breach of the release, unless you are challenging your waiver of claims under the Age Discrimination in Employment Act. You agree that, if any portion of this release is found to be unenforceable, the remainder of the release will remain enforceable.

Before signing this release, you should make sure that you understand what you are signing, what benefits you are receiving, and what rights you are giving up, including your rights under the Age Discrimination in Employment Act. You should also consult an attorney about the contents and meaning of this release. You have 21 days to consider this release, which will expire if not executed within that period. You must deliver or mail the timely executed release to Jason Blansett, Insperity HR Specialist, within 25 days of the date this release is presented to you. If mailing, please use the attached self-addressed and stamped envelope. Also, after you have signed the release, you may revoke the release at any time within seven days of your signing it by mailing written notice of your revocation to Jason Blansett, Insperity HR Specialist at 3 Waterway Square Place, Suite 425, The Woodlands, TX 77380. The additional compensation being offered to you will be paid after the seven day period, if you do not revoke the release, but no later than April 1, 2016.

Any modifications to this release do not become part of this release unless expressly agreed to in writing by you and the Company.

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If this release fully and accurately describes the complete agreement concerning your separation of employment and your agreement to release the Released Parties for any acts occurring prior to the date you sign this release, please confirm this agreement by signing and dating this release before a notary public. By signing this release, you agree that your waiver of rights and claims is knowing and voluntary. You further confirm that you fully understand the benefits you are receiving and the rights and claims you are waiving under this release and that you have accepted those benefits and waived those rights and claims of your own free will.

This release was presented to Michael McCown on February 4, 2016.

ACCEPTED AND AGREED TO:

/s/ Michael McCownFebruary 4, 2016

Michael McCownDate

THE STATE OF WV                   ________§

§ACKNOWLEDGMENT

COUNTY OF Wood   _________________§

This instrument was acknowledged before me on February 4                ________, 2016, by Michael McCown.

[Seal]/s/ David W. Perkinson

Notary Public, State of WV

My Commission Expires: 6-11-2020

Notary’s Name (Typed, Stamped or Printed)

David W. Perkinson

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